EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

September 25, 2003

The Board of Directors

and Shareholders

Molecular Imaging Corporation

2150 West Washington Street, Suite 110

San Diego, California 92110

As the independent public accountants for Molecular Imaging Corporation we hereby consent to the incorporation in this Annual Report on Form 10-KSB of Molecular Imaging Corporation, of our report dated September 25, 2003, regarding the June 30, 2003 and 2002, consolidated financial statements. We also consent to all other references to our company included in this annual report.

PETERSON & CO.

Peterson & Co.

3655 Nobel Drive, Suite 500

San Diego, California 92122-1089